EXHIBIT 99

HOLLYWOOD MEDIA CORP. ANNOUNCES COMPLETION OF ACQUISITION

OF STUDIO SYSTEMS, INC.

(Boca Raton, FL – July 2, 2004) - Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced that on July 1, 2004 it consummated its acquisition of Studio Systems, Inc., pursuant to the previously announced definitive agreement for the transaction. Based in Los Angeles, Studio Systems provides entertainment industry database and information services to the entertainment and media industries on a subscription basis. As a result of the acquisition, Studio Systems, Inc. became a subsidiary of Hollywood Media Corp. and its business will be integrated with Hollywood Media Corp.’s Baseline/Filmtracker subsidiary.

In closing the acquisition, Hollywood Media Corp. made cash payments aggregating $3,950,000, issued 73,249 shares of its common stock, and agreed to make 12 monthly payments of $42,500 each. A portion of the cash paid at closing was deposited in escrow to cover potential post-closing adjustments and indemnities. Hollywood Media Corp. funded the closing payments with cash on hand.

About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/StudioSystem. The Company’s Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Totally Hollywood TV.

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made.